Exhibit 10.18

OCCUPANCY AGREEMENT

This OCCUPANCY AGREEMENT is made as of 12:01 a.m. the 1st day of January 2005, (the “Effective Date”) by and between MASIMO CORPORATION, a Delaware corporation, a having an office at 40 Parker Drive, Irvine, California (hereinafter called “Licensor”), and MASIMO AMERICAS, INC., a Delaware corporation, having an office at 40 Parker Drive, Irvine, California (hereinafter called “Licensee”).

W I T N E S S E T H :

A. Licensor is the subtenant of a building of approximately 70,205 rentable square feet located at 40 Parker Drive, Irvine, California (“Premises”) pursuant to the terms and conditions of that certain Sublease Between Multilayer Technology, Inc., Sublandlord, and Masimo Corporation, Subtenant, dated January 31, 2004 (“Sublease”).

B. Multilayer Technology, Inc., a California corporation (“Sublandlord”), leases the Premises from The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (“Prime Landlord”), pursuant to certain “American Industrial Real Estate Association Standard Industrial/Commercial Single Tenant Lease-Net” dated as of July 20, 1999 (“Prime Lease”).

C. Licensor desires to grant Licensee the right to occupy a portion of the Premises pursuant to the terms and conditions of this License.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Licensor and Licensee, the parties, intending to be legally bound, agree as follows:

1. License. Licensor grants the Licensee the right to use and occupy the portion of the Premises depicted on Exhibit “A” attached hereto (the “Licensed Premises”) for general office, warehouse and distribution purposes, subject to the limitations on use and the other covenants set forth in the Prime Lease and the Sublease. From time to time, but no more frequently than once per month, Licensor may elect to increase or decrease the size of the Licensed Premises, in which case the License Fee and Licensee’s Share of Sublease Expenses shall be adjusted as provided in Sections 2 and 3 below. In addition to the Licensed Premises, Licensee shall have the nonexclusive right to use the main entrance to the Premises and common means of ingress and egress designated by Licensor, subject to those rules and regulations as may be adopted by Licensor from time to time. Licensee has inspected the Licensed Premises and accepts the Licensed Premises in its “AS IS, WHERE IS” condition, with all faults, without representation or warranty of any kind, express or implied, and acknowledges and agrees that Licensor has no obligation to construct, build-out or further improved any port of the Licensed Premises or the Premises (including all common areas therein).

2. License Fee. As consideration for Licensee’s right to use and occupy the Licensed Premises, Licensee shall pay a monthly fee to Licensor (“License Fee”), due and payable in advance on the first (1st) day of each month during the Term, without offset, abatement or deduction, in an amount equal to the Licensee’s Share (defined below) multiplied by the Sublease Fixed Rent (as defined in the Sublease) owed by Licensor to Sublessor for such month. In the event that the Sublease is terminated and the Prime Landlord (or its assignee) recognizes or attorns to Sublessee upon the terms and conditions of the Prime Lease, then the License Fee shall be adjusted to an amount equal to the Licensee’s Share multiplied by the monthly base or minimum rent due and payable to the Prime Landlord (or its assignee). If the commencement date of this License is other than the first day of a calendar month, or if the termination date of this License is other than the last day of a calendar month, the License Fee shall be prorated on a daily basis, based on the number of days in the applicable calendar month. As used in this License, “Licensee’s Share” shall mean a fraction, the numerator of which is the number of rentable square feet of the Licensed Premises as reasonable determined by Licensor, and the denominator of which is 70,205 (the size of the Premises).

3. Licensee’s Share of Expenses. In addition to the License Fee, Licensee shall pay to Licensor concurrently with the License Fee, without offset, abatement or deduction, Licensee’s Share of the Sublease Additional Rent (as defined in the Sublease) owed by Licensor to Sublandlord. Further, to the extent not already included in the services compensated by the Sublease Additional Rent, within ten (10) days after Licensor’s delivery of an invoice therefor, Licensee shall pay to Licensor, without offset, abatement or deduction, Licensee’s Share of all utilities (e.g., electricity, water, sewer, natural gas, trash and refuse pickup, etc.) consumed at the Premises. In addition, within ten (10) days after Licensor’s written demand therefor, Licensee shall pay to Licensor, without offset, abatement or deduction, Licensee’s Share of all (i) janitorial expenses for janitorial services provided to the Premises and the Licensed Premises, and (ii) all insurance expenses for insurance required to be carried by Licensor under the Sublease and the applicable provisions of the Prime Lease.

4. Term. This License and Licensee’s right to use and occupy the Licensed Premises shall commence on January 1, 2005, and shall automatically terminate upon the termination of the Sublease, unless earlier terminated by Licensor as provided below. Licensee acknowledges and agrees that Licensor shall have no liability to Licensee in the event that the Sublease is terminated prior to its scheduled expiration date. Said period shall be referred to herein as the “Term.” Upon the expiration or earlier termination of the Term, Licensee shall surrender the Licensed Premises to the Licensor in the condition required under the Prime Lease and the Sublease.

5. Compliance With Sublease and Prime Lease. Except for the insurance coverage required under the Sublease and the Prime Lease, which coverage shall be obtained by Licensor subject to reimbursement as provided in Section 3 above, for the benefit of Sublandlord and the Prime Landlord, Licensee hereby assumes the covenants of the Sublease and the Prime Lease applicable to the Licensed Premises and agrees to perform such covenants. Licensee shall not use the Licensed Premises, or any other portion of the Premises, for any purpose that would conflict with or otherwise would constitute a breach or default of the Sublease or the Prime Lease. In addition, to the extent that any consents or approvals of Sublandlord or the Prime Landlord are required as a condition or prerequisite to Licensee’s undertaking of any activity permitted under this License, Licensee shall first obtain the consent of Licensor before obtaining the consent of Sublandlord or the Prime Landlord, as may be applicable. Licensor may consent to the amendment or modification of the Sublease or the Prime Lease without the prior written consent of Licensee, and Licensee shall comply with the modified provisions of the Sublease and the Prime Lease as the same are applicable to the Licensed Premises.

6. Personal; Non-transferable. This License is personal to Licensee and not may be transferred or sold by Licensee, nor may Licensee permit any person or party to occupy the Licensed Premises, without the prior written consent of Licensor, which may be withheld in Licensor’s sole and absolute discretion.

7. Default. Each of the following shall constitute an “Event of Default”: (a) Licensee has failed to pay any sum when due hereunder and within three (3) days after receipt of written notice of such failure to pay; (b) Licensee has failed to observe its non-monetary covenants hereunder (except for the covenants in Section 6); (c) Licensee has assigned or transferred its interest in the Premises in violation of Section 6; and (d) Licensee files a petition for bankruptcy, or fails to cause the dismissal of an involuntary petition for bankruptcy within sixty (60) days after the filing thereof, or otherwise admits its insolvency or ability to pay its debts as they come due. Upon the occurrence of an Event of Default, Licensor may exercise any and all remedies available at law or in equity, including without limitation, to terminate this License and Licensee’s right to use and occupy the Premises. No election of remedies by Licensor shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity. Licensee acknowledges and agrees that the notice and cure rights afforded to Licensee or in lieu of, and not in addition to, any notice and cure right which may be afforded to Licensee by statute or case law, and all such statutory and case law notice and cure rights are hereby waived and disclaimed by Licensee.

8. Maintenance. During the Term, Licensee shall maintain and repair the Licensed Premises in good condition and repair, reasonable wear and tear excepted. Licensee shall not have any obligation to maintain or repair the common areas of the Premises used by Licensee for ingress and egress.

9. Alterations. Except with the prior written consent of Licensor, which consent may be withheld in Licensor’s sole and absolute discretion, Licensee shall not install fixtures or otherwise modify building systems, walls, floor coverings, ceilings or the building structure. Licensee shall have no building or interior signage rights.

10. Parking. During the Term, at no additional charge, Licensee shall have the right to use Licensee’s Share of the all parking spaces. Notwithstanding the foregoing, Licensee shall not have the right to use any of the reserved parking spaces on or about the Premises unless Licensor allocated reserved parking spaces to Licensee, which allocation may be made in Licensor’s sole and absolute discretion.

11. Environmental. Licensee shall not maintain any hazardous substances or materials on or about the Licensed Premises, except for office and janitorial supplies in reasonable quantities used and stored in compliance with applicable laws. Licensee shall comply with all covenants in the Sublease and the Prime Lease pertaining to hazardous substances, materials and all laws related thereto with respect to Licensee’s activities in the Licensed Premises.

12. Indemnity. Licensee shall indemnify, protect, defend and hold Licensor harmless from any and all actions, claims, costs, expenses and losses arising from or related to (a) Licensee’s actual or alleged breach of the provisions of this License; (b) Licensee’s actual or alleged breach of the provisions of the Sublease or the Prime Lease; and (c) Licensee’s failure to timely surrender the Premises upon the expiration or earlier termination of the Term in accordance with Section 4 above. The obligations of Licensee under this Section 12 shall survive the expiration or earlier termination of this License.

13. Miscellaneous.

13.1 Brokers. Licensor and Licensee each represent and warrant to the other that it has not engaged any broker or finder in connection with the procural or negotiation of this License.

13.2 Notices. All notices or communications required or permitted under this License shall be in writing, and shall be delivered to the Premises by personal delivery to the Chief Financial Officer of Licensor or Licensee, as may be applicable. Notices shall be deemed delivered upon actual receipt of refusal of delivery.

13.3 Modification. This License may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13.4 Contingencies. The effectiveness of this License is subject to all consents of the Sublandlord and the Prime Landlord required under the Sublease and the Prime Lease, as may be applicable.

13.5 Entire Agreement. This License constitutes the entire agreement between the parties with respect to Licensee’s use of the Licensed Premises and all representations and understandings have been merged herein. Subject to the express restrictions on transfer herein, this License shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

13.6 Attorneys’ Fees. In the event of any dispute, arbitration or other proceeding between the parties regarding the construction or enforcement of this License, the prevailing party shall be entitled to collect from the nonprevailing party its attorneys’ fees and legal expenses incurred in connection with such dispute, arbitration or other proceeding.

13.7 Governing Law. This License shall be governed by and construed in accordance with the laws of the State of Delaware.

13.8 Counterparts. This License may be executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

LICENSOR:	MASIMO CORPORATION, a Delaware corporation

	By:	/s/ Brad Langdale
	Name:	BRAD LANGDALE
	Title:	EVP & CFO

LICENSEE:	MASIMO AMERICAS, INC., a Delaware corporation

	By:	/s/ Joe Kiani
	Name:	JOE KIANI
	Title:	CEO

EXHIBIT A

DEPICTION OF INITIAL LICENSED PREMISES

(To Be Attached)

EXHIBIT A

[Photo of headquarters appears here]

Our New Address: 40 Parker Irvine, California 92618 Phone: 949.297.7000